POWER OF ATTORNEY



The undersigned, an officer of Savannah Electric and Power Company, hereby makes, constitutes, and appoints Nancy Frankenhauser and Kirby Willis my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission Initial Statement of Beneficial Ownership of Securities, Statement of
Changes in Beneficial Ownership, and Annual Statement of Changes in Beneficial Ownership, on Forms 3, 4, and 5, respectively.

This power of attorney shall remain in effect until my obligation to file the aforementioned reports as an officer of Savannah Electric and Power Company ceases, unless earlier revoked by me by written document delivered to the Secretary of Savannah Electric and Power Company


	Signed this 19th day of December, 2005.




					     /s/ W. Craig Barrs
						W. Craig Barrs